As filed with the U.S. Securities and Exchange Commission on September 16, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Snowflake Inc.
(Exact name of Registrant as specified in its charter)

Delaware	46-0636374
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
450 Concar Drive
San Mateo, CA 94402
(844) 766-9355
(Address of principal executive offices) (Zip code)
Snowflake Inc. Amended and Restated 2012 Equity Incentive Plan
Snowflake Inc. 2020 Equity Incentive Plan
Snowflake Inc. 2020 Employee Stock Purchase Plan
(Full titles of the plans)
Derk Lupinek
General Counsel
Snowflake Inc.
450 Concar Drive
San Mateo, CA 94402
(844) 766-9355
(Name and address of agent for service) (Telephone number, including area code, of agent for service)
Copies to:
Mark P. Tanoury
Jon C. Avina
Seth J. Gottlieb
Alex K. Kassai
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
(650) 843-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share
– 2020 Equity Incentive Plan	34,100,000 (2)(3)	$120.00 (10)	$4,092,000,000	$531,142
– 2020 Employee Stock Purchase Plan	5,700,000 (4)(5)	$102.00 (11)	$581,400,000	$75,466
– Amended and Restated 2012 Equity Incentive Plan (Stock Option Awards)	70,016,733 (6)	$— (12)	$—	$—
– Amended and Restated 2012 Equity Incentive Plan (Restricted Stock Unit Awards)	7,685,079 (7)	$— (12)	$—	$—
Class B Common Stock, par value $0.0001 per share
– Amended and Restated 2012 Equity Incentive Plan (Stock Option Awards)	70,016,733 (8)	$6.88 (13)	$481,715,124	$62,527
– Amended and Restated 2012 Equity Incentive Plan (Restricted Stock Unit Awards)	7,685,079 (9)	$120.00 (10)	$922,209,480	$119,703
Total	195,203,624		$6,077,324,604	$788,838
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A or Class B common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A or Class B common stock, as applicable.
(2)Represents shares of Class A common stock reserved for future issuance pursuant to stock awards under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”). Pursuant to the terms of the 2020 Plan, to the extent shares subject to outstanding stock awards granted under the Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”) (a) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (b) are not issued because such stock award or any portion thereof is settled in cash; (c) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (d) are withheld or reacquired to satisfy the exercise, strike, or purchase price; or (e) are withheld or reacquired to satisfy a tax withholding obligation, such shares (the “Returning Shares”) will become available for grant under the 2020 Plan, but any Returning Shares that are shares of Class B common stock will instead be added to the share reserve of the 2020 Plan as shares of Class A common stock. See footnotes 6, 7, 8, and 9 below.
(3)The number of shares of Class A common stock reserved for future issuance under the 2020 Plan will automatically increase on February 1 of each fiscal year, commencing on February 1, 2021, for a period of ten years ending on (and including) February 1, 2030, in an amount equal to the lesser of (a) 5% of the total number of shares of the Registrant’s capital stock (both Class A and Class B common stock) outstanding on January 31 of the preceding fiscal year and (b) a number of shares of Class A common stock determined by the Registrant’s board of directors.
(4)Represents shares of Class A common stock reserved for future issuance under the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
(5)The number of shares of Class A common stock reserved for future issuance under the 2020 ESPP will automatically increase on February 1 of each fiscal year, commencing on February 1, 2021, for a period of up to ten years ending on (and including) February 1, 2030, in an amount equal to the lesser of (a) 1% of the total number of shares of the Registrant’s capital stock (both Class A and Class B common stock) outstanding on January 31 of the preceding fiscal year, (b) 8,500,000 shares, and (c) a number of shares determined by the Registrant’s board of directors.
(6)Represents shares of Class A common stock issuable upon conversion of Class B common stock underlying stock option awards outstanding under the 2012 Plan as of the date of this Registration Statement. The 2012 Plan has been terminated and no further stock option awards will be granted under the 2012 Plan, and any Returning Shares will become available for grant under the 2020 Plan, but any Returning Shares that are shares of Class B common stock will instead be added to the share reserve of the 2020 Plan as shares of Class A common stock. See footnote 2 above.
(7)Represents shares of Class A common stock issuable upon conversion of Class B common stock underlying restricted stock unit awards outstanding under the 2012 Plan as of the date of this Registration Statement. The 2012 Plan has been terminated and no further restricted stock unit awards will be granted under the 2012 Plan, and any Returning Shares will become available for grant under the 2020 Plan, but any Returning Shares that are shares of Class B common stock will instead be added to the share reserve of the 2020 Plan as shares of Class A common stock. See footnote 2 above.
(8)Represents shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2012 Plan as of the date of this Registration Statement. The 2012 Plan has been terminated and no further stock option awards will be granted under the 2012 Plan, and any Returning Shares will become available for grant under the 2020 Plan, but any Returning Shares that are shares of Class B common stock will instead be added to the share reserve of the 2020 Plan as shares of Class A common stock. See footnote 2 above.
(9)Represents shares of Class B common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2012 Plan as of the date of this Registration Statement. The 2012 Plan has been terminated and no further restricted stock unit awards will be granted under the 2012 Plan, and any Returning Shares will become available for grant under the 2020 Plan, but any Returning Shares that are shares of Class B common stock will instead be added to the share reserve of the 2020 Plan as shares of Class A common stock. See footnote 2 above.
(10)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $120.00 per share of Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-248280) declared effective on September 15, 2020.
(11)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $120.00 per share of Class A common stock as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-248280) declared effective on September 15, 2020, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.
(12)Pursuant to Rule 457(i) of the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.
(13)Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding stock option awards granted under the 2012 Plan.

PART II
ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by Snowflake Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:
(a)Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on September 14, 2020 (File No. 333-248280), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
(b)The Registrant’s prospectus to be filed on or about September 16, 2020, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-248280).
(c)The description of the Registrant’s Class A Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on September 9, 2020 (File No. 001-39504) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
(d)All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
See the description of the Registrant’s Class A and Class B common stock contained in the Registration Statement on Form S-1 (File No. 333-248280).
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
As of the date of this Registration Statement, GC&H Investments and GC&H Investments, LLC, entities comprised of partners and associates of Cooley LLP, beneficially own 87,254 and 524,319 shares, respectively, of the Registrant’s convertible preferred stock, all of which will be converted into an aggregate of 611,573 shares of Class B common stock immediately upon the closing of the initial public offering.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect on the closing of the initial public offering permits indemnification of the Registrant’s directors, officers, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect on the closing of the initial public offering provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees, and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.
The Registrant has entered into indemnification agreements with its directors and executive officers, whereby it has agreed to indemnify its directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, executive officer, employee, or agent of the Registrant, provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant maintains insurance policies that indemnify its directors and executive officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description	Incorporated by Reference			Filing Date
		Schedule Form	File Number	Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended, as currently in effect.	S-1/A	333-248280	3.1	September 8, 2020
4.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect on the completion of the Registrant’s initial public offering.	S-1/A	333-248280	3.2	September 8, 2020
4.3	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1	333-248280	3.3	August 24, 2020
4.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect on the completion of the Registrant’s initial public offering.	S-1/A	333-248280	3.4	September 8, 2020
4.5	Form of Class A Common Stock Certificate.	S-1/A	333-248280	4.1	September 8, 2020
4.6*	Form of Class B Common Stock Certificate.
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Cooley LLP (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1*	Power of Attorney (included on signature page).
99.1	2012 Equity Incentive Plan, as amended to date.	S-1	333-248280	10.3	August 24, 2020
99.2	Forms of Option Agreement, Stock Option Grant Notice, and Notice of Exercise under 2012 Equity Incentive Plan.	S-1	333-248280	10.4	August 24, 2020
99.3	Forms of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2012 Equity Incentive Plan.	S-1/A	333-248280	10.5	September 8, 2020
99.4	2020 Equity Incentive Plan.	S-1/A	333-248280	10.6	September 8, 2020
99.5	Forms of Notice of Stock Option Grant, Global Stock Option Agreement, and Exercise Notice under 2020 Equity Incentive Plan.	S-1/A	333-248280	10.7	September 8, 2020
99.6	Form of Restricted Stock Unit Award Agreement under 2020 Equity Incentive Plan.	S-1/A	333-248280	10.8	September 8, 2020
99.7	2020 Employee Stock Purchase Plan.	S-1/A	333-248280	10.9	September 8, 2020
_________________
*Filed herewith

ITEM 9. UNDERTAKINGS
1.The undersigned registrant hereby undertakes:
(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on September 16, 2020.

SNOWFLAKE INC.

By:	/s/ Frank Slootman
Name:	Frank Slootman
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank Slootman and Michael P. Scarpelli, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Slootman	Chief Executive Officer and Director (Principal Executive Officer)	September 16, 2020
Frank Slootman

/s/ Michael P. Scarpelli	Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2020
Michael P. Scarpelli

/s/ Benoit Dageville	Director	September 16, 2020
Benoit Dageville

/s/ Teresa Briggs	Director	September 16, 2020
Teresa Briggs

/s/ Jeremy Burton	Director	September 16, 2020
Jeremy Burton

/s/ Carl M. Eschenbach	Director	September 16, 2020
Carl M. Eschenbach

/s/ Mark S. Garrett	Director	September 16, 2020
Mark S. Garrett

/s/ Kelly A. Kramer	Director	September 16, 2020
Kelly A. Kramer

/s/ John D. McMahon	Director	September 16, 2020
John D. McMahon

/s/ Michael L. Speiser	Director	September 16, 2020
Michael L. Speiser

/s/ Jayshree V. Ullal	Director	September 16, 2020
Jayshree V. Ullal